Exhibit 10.10
FEDERAL NATIONAL MORTGAGE ASSOCIATION
SUPPLEMENTAL PENSION PLAN
As Amended Effective January 1, 2008
ARTICLE I.
PURPOSE
     1.1 Establishment. The Federal National Mortgage Association (the “Corporation”) establishes this Federal National Mortgage Association Supplemental Pension Plan effective as of January 1, 1994 for the benefit of its eligible employees.
     1.2 Purpose. The Corporation intends by the adoption of this Plan to recognize the value to the Corporation of past and present services of a select group of managerial or highly compensated employees who are eligible to participate and to encourage their continued service with the Corporation by making more adequate provision for their future retirement security. The establishment of this Plan is made necessary by certain limitations on benefits which are imposed by the Code on the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law.
     1.3 Compliance. This Plan is intended to be an unfunded plan for purposes of the Code and Title I of ERISA. It is the Corporation’s intent that this Plan be exempt from ERISA’s provisions to the maximum extent permitted by law. To the extent this Plan is an excess benefit plan (as defined in Section 3(36) of ERISA), it shall be exempt from coverage entirely. This Plan is intended to be an unfunded “top-hat” plan maintained primarily for a select group of management or highly-compensated employees under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and therefore is not subject to participation and vesting, funding and fiduciary requirements under ERISA.
ARTICLE II.
DEFINITIONS
     When used herein, the following terms shall have the following meanings:
     2.1 “Administrator” means the Benefit Plans Committee.
     2.2 “Board” means the Board of Directors of the Federal National Mortgage Association.
     2.3 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.
     2.4 “Committee” means the Benefit Plans Committee of the Corporation appointed in accordance with the terms of the Retirement Plan.
     2.5 “Corporation” means the Federal National Mortgage Association.
     2.6 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     2.7 “Executive” shall mean any officer or other member of the management group of the Corporation.
     2.7A “Grandfathered Employee” means an employee of the Corporation who, as of January 1, 2008, satisfied the requirements for being treated as a “Grandfathered Participant” under the Retirement Plan as in effect on such date. If a Grandfathered Employee separates from service with the Employer after December 31, 2007 and is subsequently reemployed by the Corporation, such Executive shall not be considered a Grandfathered Employee for any period following such reemployment.
     2.8 “Qualified Plan Benefit” shall mean the monthly normal, early, deferred vested, disability or preretirement survivor annuity benefit that is permitted to be paid to or on behalf of a Participant under the terms of the Retirement Plan including, but not limited to, those provisions of the Retirement Plan necessary in order for the Retirement Plan to comply with Sections 401(a)(17) and 415 of the Code.
     2.9 “Participant” means any Executive employee of the Corporation who is entitled to receive a benefit under this Plan.
     2.10 “Plan” means this Supplemental Pension Plan of Federal National Mortgage Association.
     2.11 “Retirement Plan” means the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law, as amended from time to time.
     2.12 “Unrestricted Benefit” shall mean the monthly normal, early, deferred vested, disability or preretirement survivor annuity benefit, as the case may be, which may be paid to or on behalf of a Participant in accordance with the terms of the Retirement Plan as in effect on the date of the determination, but determined with the following modifications: (i) the terms of the Retirement Plan included solely to comply with Sections 401(a)(17) and 415 of the Code shall be disregarded; and (ii) “Earnings” under the Retirement Plan (determined without regard to the terms of the Retirement Plan included solely to comply with Section 401(a)(17) of the Code) shall include amounts of compensation deferred under the Federal National Mortgage Association Career Deferred Compensation Plan and the Federal National Mortgage Association Elective Deferred Compensation Plan that would have seen included in Earnings had such amount not been deferred under such Plans.
ARTICLE III.
ELIGIBILITY AND PARTICIPATION
     3.1. Each Executive of the Corporation who was a Participant in the Plan as of January 1, 2008 shall continue to be a Participant in the Plan after such date, provided that any such Executive who is not a Grandfathered Employee shall not accrue any further benefits under the Plan after June 30, 2008. In addition, on and after January 1, 2008, each Executive who was not a Participant in the Plan as of such date, but who is a Grandfathered Employee and whose Unrestricted Benefit exceeds his or her Qualified Plan Benefit, shall be eligible to participate in the Plan. As a condition of initial and continued participation in the Plan, an eligible Executive must complete and submit to the Administrator any and all forms as may be required by the Administrator, including, but not limited to, authorization to withhold from other compensation payable by the Corporation to the Executive any applicable taxes resulting from participation in the Plan.
     3.2 Benefits. A Participant (or surviving spouse of a deceased Participant) who is eligible to commence receiving a benefit under the Retirement Plan shall receive a benefit under this Plan equal to the Participant’s Unrestricted Benefit reduced by (i) the Participant’s Qualified Plan Benefit (including for this purpose the annual amount of any payment which he or she is then entitled to receive from the Corporation pursuant to Section 4.1(g) of the Federal National Mortgage Association Career Deferred Compensation Plan and/or the Federal National Mortgage Association Elective Deferred Compensation Plan or any successor provision to said section of said plans), and (ii) the actuarial equivalent value of the vested benefits accrued under the Executive Pension Plan of the Federal National Mortgage Association.
     All benefit offsets described in preceding clauses (i) and (ii) of this Section 3.2 shall be determined by the Administrator in its sole discretion and taking into account all applicable actuarial adjustments. Such benefit offsets shall be based, if necessary, upon actuarial assumptions similar to those used for computing benefits payable at a different time or different form under the Retirement Plan.
     3.3 Cost of Living Adjustments to Retirement Plan. A cost of living adjustment to benefits paid by the Retirement Plan shall automatically adjust the amount of benefits payable by this Plan, unless the Board or Committee determines otherwise.
     3.4 Commencement of Benefit Payments. Benefits shall commence at the same time as Participant’s (or surviving spouse’s) benefits commence under the Retirement Plan. Furthermore, any suspension or termination of benefits payable from the Retirement Plan shall also result in a suspension or termination of benefits under this Plan. In no event will any benefit under the Plan be payable to a Participant prior to the later of (i) the date of his termination of employment with the Corporation or (ii) the date he attains age 55.
     3.5 Form of Benefit Payments. Payments under this Plan shall be made monthly to a Participant, the Participant’s surviving spouse, or the Participant’s contingent annuitant (determined in accordance with the Participant’s benefit election under the Retirement Plan) in the same form of payment and at the same time as the Participant’s benefit is payable under the Retirement Plan. Notwithstanding the foregoing, in the event that the Administrator determines that a Participant must elect the form and timing of benefits under this Plan earlier than the date such election must be made under the Retirement Plan in order to conform the Plan’s operation to tax laws and interpretations affecting the intended operation of the Plan, then the Administrator may adopt additional rules and requirements regarding the election of the timing and form of payment of benefits under the Plan.
ARTICLE IV.
ADMINISTRATION
     4.1 Administration. The Plan shall be administered by the Committee. The Committee shall have all powers necessary to carry out the provisions of the Plan, including, without reservation, discretionary authority to interpret the provisions of the Plan, and the power to delegate to other persons the duty to perform administrative matters and the discretionary authority to interpret the provisions of the Plan.
     4.2 No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against the Committee or any member of the Committee.
     4.3 Claims Procedures. Claims for benefits under the Plan shall be submitted in writing to and decided by the person designated by the Committee. A claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing prior to the time when a decision is rendered on the claim. Under normal circumstances a final decision on a claimant’s request for benefits shall be made within ninety (90) days after receipt of the claim. However, if special circumstances require an extension of time to process a claim, a final decision may be deferred up to one hundred eighty (180) days after receipt of the claim if prior to the end of the initial ninety (90) day period the claimant is furnished written notice of the special circumstances requiring the extension and the anticipated date of a final decision. If the claim is denied, within the applicable period of time set out above, the claimant shall receive written notification of the denial, which notice shall set forth in a manner reasonably calculated to be understood by such claimant (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent provision of the Plan on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect such claim and an explanation of why such material or information is necessary, and (iv) an explanation of the Plan’s review procedure. If such a notice is not furnished and such claim has not been allowed within the ninety (90) day period after receipt of the claim, such claim shall be deemed to have been denied.
     In the event a claim is denied or in the event no action is taken on the claim within the above-described period(s) of time, the following procedure shall be used:
(a)	First, in the event that the claimant does not timely receive the above-described written notification, the claimant’s request for benefits shall be deemed to be denied as of the last day of the relevant period and the claimant shall be entitled to a full review of his or her claim in accordance with the following provisions of this Section.

(b)	Second, a claimant is entitled to a full review of his or her claim after actual or constructive notification of a denial. A claimant or the authorized representative of claimant desiring a claim review must make a written request to the Committee requesting such a review, which request shall contain all information which the claimant wishes the Committee to consider. Incident to the review, the claimant or the claimant’s authorized representative will have the right to inspect all documents pertaining to the claim and to submit issues and comments in writing. The Committee may conduct any independent investigation which it deems necessary to render its decision.
     A request for a review must be filed with the Committee within sixty (60) days after the denial of the claim for benefits was actually or constructively received by the claimant. If no request is received within the sixty (60) day time limit, the denial of benefits will be final. However, if a request for review of a denied claim is timely filed, the Committee must render its decision under normal circumstances within sixty (60) days of the receipt of the request for review. However, if special circumstances require an extension of time, the decision may be delayed if prior to expiration of the initial sixty (60) day period the claimant is notified of the extension, but must in any event be rendered no later than one hundred twenty (120) days after the receipt of the request. If the decision on review is not furnished the claimant within the applicable time period(s) set out above, the claim shall be deemed denied on the last day of the relevant period. All decisions of the Committee shall be in writing setting forth in a manner reasonably calculated to be understood by the claimant the specific reasons for whatever action has been taken, and the provisions of the Plan on which the decision is based. A claimant shall be precluded from bringing suit for benefits unless a review of the claimant’s benefit claim has been properly requested and an adverse decision on review received. For all purposes of the Plan, said decisions on claims (where no review is requested) and decisions or review (where review is requested) shall be final, binding and conclusive on all interested persons as to participation and benefit eligibility, the computation of the employee’s amount of benefit and as to any other matter of fact or interpretation relating to the Plan.
ARTICLE V.
MISCELLANEOUS
     5.1 General Creditor Status. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation and such person shall have only the unsecured promise of the Corporation that such payment shall be made. All payments to be made hereunder shall be paid from the general funds of the

Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. Participants and their surviving spouses shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. All such assets shall be the property solely of the Corporation and shall be subject to the claims of the Corporation’s unsecured general creditors.
     5.2 Change in Control or other Discontinuance. The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization or from any reincorporation or change of name of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Participant’s rights under the Plan in any agreement or plan which it may enter into or adopt to effect such merger, consolidation, reorganization, reincorporation, change of name or transfer of assets.
     5.3 Non-Alienation of Benefits. To the extent permitted by law, Participants and their surviving spouses shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payments under the Plan, and any payments under the Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or their surviving spouses nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     5.4 Payments to Persons other than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Corporation (or trustee in the event a trust fund is established in connection with the Plan), be paid to his spouse, child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan, any trust fund established in accordance with Section 5.6 hereof and the Corporation therefor.
     5.5 Amendment or Termination. The Board may, with prospective or retroactive effect, amend, suspend, or terminate the Plan or any portion thereof at any time, and delegates to the Committee the authority to adopt amendments which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment does not significantly affect the cost to the Corporation of maintaining the Plan. However, no amendment, suspension or termination of the Plan shall without the consent of a Participant impair or adversely affect any benefits accrued under the Plan as of the date of such action (determined as if the Participant then employed had terminated his employment as of the date of such amendment, suspension or termination).
     5.6 Effect of Trust Fund. The Corporation shall be responsible for the payment of all benefits to the employees as provided under the Plan. The Corporation may (but shall not be required to) establish one or more trusts, with such trustees as the Committee may approve, for the purpose of providing for the payment of such benefits. Although a trust may be irrevocable, its assets shall be held for payment of the Corporation’s general creditors in the event of the Corporation’s bankruptcy or insolvency. To the extent any benefits provided under the Plan are paid from a trust, the Corporation shall have no further obligation to pay that portion of the benefit due. If not paid from the trust, the benefits shall remain the obligation of the Corporation.
     5.7 Unfunded Plan; Governing Law. As provided in Section 1.3, the Plan is intended to constitute an excess benefit plan and/or an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and be construed in accordance with the laws of the District of Columbia.

     5.8 Taxes. The amount of any taxes required to be withheld from a Participant’s distribution by any federal, state, or local government shall be deducted from the distribution. The Participant shall bear any and all federal, state, or local or other taxes imposed on amounts accrued under or distributed from the Plan. The Corporation does not represent or guarantee that any particular federal or state, income, payroll, personal property or other tax consequences will result from participation in the Plan.
     5.9 Other Plans. Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Corporation. Notwithstanding any provision of the Plan to the contrary, no benefit (or portion of a benefit) shall be payable as a result of participation in the Plan to the extent a benefit is payable to or on behalf of such participant under a plan, program or agreement with purposes similar to those of this Plan and the payment of the benefit (or portion of such benefit) under this Plan would provide a benefit to or on behalf of the participant which duplicates the benefit payable under such other plan, program or agreement.
     5.10 Gender. Whenever used in the Plan, the masculine gender includes the feminine.
     5.11 Captions. The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan.
     5.12 Effective Date. The Plan shall become effective as of January 1, 1994.